                                                     RE: NN, Inc.
                                                     2000 Waters Edge Drive
                                                     Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                       AT FRB|WEBER SHANDWICK
Will Kelly                                           Kerry Thalheim    Susan Garland
Treasurer & Manager of Investor Relations            (General info)    (Analyst info)
(423) 743-9151                                       212-445-8437      212-445-8458

FOR IMMEDIATE RELEASE
May 2, 2003

                NN, INC. PURCHASES SKF'S INTEREST IN NN EUROBALL

Johnson City, Tenn., May 2, 2003 - NN, Inc. (Nasdaq: NNBR) today announced the purchase of SKF Group's (SKF) 23% interest in NN Euroball ApS (NN Euroball), a joint venture company formed in July 2000 among NN, Inc., SKF Group and INA/FAG.
With the purchase of SKF's 23% interest combined with the previously announced purchase of INA/FAG's 23% ownership on December 20, 2002, NN, Inc. now owns 100%
of NN Euroball. The Company is financing the purchase price of 13.8 million Euro under a new syndicated credit facility.

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "This concludes the joint ownership phase of the original outsourcing transaction. Importantly, the historical performance of NN Euroball has provided SKF the necessary confidence to exit their ownership interest in the venture. We believe their confidence is well founded on the basis of NN Euroball's ability to continue to serve their long-term precision ball needs. We look forward to a continuing long-term supply relationship with our original partners and customers in this venture. We anticipate the transaction to add approximately $0.04 per share to earnings for the balance of 2003."

NN Euroball was formed as a joint venture company in Europe to manufacture and supply precision steel balls used in finished bearings. NN Euroball's operations are comprised of manufacturing facilities in Kilkenny, Ireland, Eltmann, Germany and Pinerolo, Italy. Under the original shareholder agreement, SKF Group and
INA/FAG had the right to sell to NN, Inc. their respective ownership interests in NN Euroball beginning on January 1, 2003.

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the Company manufactures a variety of other plastic components. NN, Inc. had sales of US $193 million in 2002.

The statement concerning additional earnings per share from this transaction is a forward-looking statement and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange
Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2001.